EXHIBIT 99.1

 PRESS RELEASE

For more information, Contact:
Catharine Bower, Communications Manager
610-369-6618
csbower@natpennbank.com

Molly Morrison Elected to National Penn Boards

Boyertown, Pa., April 25, 2007 - National Penn Bancshares, Inc. (Nasdaq: NPBC) announced today that Molly K. Morrison, president and CEO of Natural Lands Trust, Inc., Media, PA,, has been elected to the boards of National Penn Bancshares, Inc. and National Penn Bank.

Morrison, of Thornbury Township, Chester County, has more than 20 years as a policy and planning expert and senior administrator in the public sector. Prior to joining Natural Lands Trust in 2000, she was Director of Policy and Planning for Chester County.

“As head of one of Pennsylvania’s and the nation’s largest and most active regional land trusts, Molly has proven leadership and management skills,” said Wayne R. Weidner, chairman, National Penn Bancshares, Inc. “This background, as well as her experience in strategic planning make her a valuable asset to our boards.”

Morrison also is a board member and officer of the Pennsylvania Land Trust Association, the Greenspace Alliance of Southeastern Pennsylvania and the Chester County Open Space Advisory Committee.

She has a bachelor’s degree from Ursinus College and a master of science degree from Syracuse University.

National Penn Bancshares, Inc. is a $5.52 billion asset financial services company operating 80 offices in Pennsylvania through National Penn Bank and its FirstService Bank, HomeTowne Heritage Bank, Nittany Bank, and The Peoples Bank of Oxford divisions. The Peoples Bank of Oxford Division also operates one community office in Cecil County, Maryland.

National Penn's financial services affiliates consist of National Penn Investors Trust Company; National Penn Capital Advisors, Inc.; Vantage Investment Advisors, L. L. C.; National Penn Mortgage Company; National Penn Insurance Agency, Inc.; and National Penn Leasing Company.

National Penn Bancshares, Inc. common stock is traded on the Nasdaq Stock Market under the symbol "NPBC." Additional information about the National Penn family is available on the company's Web site at www.nationalpennbancshares.com.

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